Exhibit 10.19

CORRECTED

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

SERIES A 8.0% CONVERTIBLE PREFERRED STOCK

OF

MEDICOR LTD.

     The undersigned officer of MediCor Ltd. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify (1) in accordance with Section 103(f) thereof, that the prior filing of the Certificate of Designation relating to the Corporation’s Series A 8.0% Convertible Preferred Stock was inaccurate as stated in the Corrected Certificate of Designation executed on July 28, 2004 and that the Corrected Certificate of Designation was also inaccurate in its statement of the definition of the term “Qualifying Liquidity Event” and (2) in accordance with Section 103 of the General Corporation Law of the State of Delaware that, pursuant to authority conferred on the Board of Directors of the Corporation by the amended Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent of all of the Directors dated as of July 5, 2004, adopted the following resolution creating a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock:

     “RESOLVED that pursuant to Article Fourth of the amended Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and provides for the issuance of a series of preferred stock, par value $.001 per share and with a liquidation preference of $1,000 per share, of the Corporation and hereby fixes the number, voting powers, designations, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and other matters relating to, said series as follows (capitalized terms used herein but not defined in Sections 1 through 9 below have the meanings ascribed to them in Section 10):

     1. Designation and Amount. There is hereby constituted out of the shares of preferred stock of the Corporation a series designated as “Series A 8.0% Convertible Preferred Stock.” The Series A 8.0% Convertible Preferred Stock (the “Series A Preferred Stock”) shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 45,000.

     2. Rank. The Series A Preferred Stock shall, with respect to dividend rights, rank senior to all classes of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) and any other series or class of the Corporation’s stock created after the date hereof that by its terms ranks junior as to dividends to the Series A Preferred Stock, when and if issued (“Junior Dividend Stock”), and priority as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any other series or class of the Corporation’s stock issued after the date hereof that by its terms ranks junior as to liquidation, dissolution and winding up to the Series A Preferred Stock, when and if issued (“Junior Liquidation Stock”). The Common Stock and any other Capital Stock that is both Junior Dividend Stock and Junior Liquidation Stock, is referred to herein as “Junior Stock”). The Series A Preferred Stock will be junior as to dividends to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to dividends to the Series A Preferred Stock, when and if issued (“Senior Dividend Stock”) and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks senior as to liquidation, dissolution and winding up to the Series A Preferred Stock, when and if issued (“Senior Liquidation Stock” and, collectively with the Senior Dividend Stock, “Senior Stock”). The Series A Preferred Stock will have parity as to dividends with any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks on a parity as to dividends with the Series A Preferred Stock, when and if issued (“Parity Dividend Stock”) and parity as to any series or class of the Corporation’s stock issued after the date hereof that by its terms ranks on a parity as to liquidation, dissolution and winding up with the Series A Preferred Stock, when and if issued (“Parity Liquidation Stock” and, collectively with the Parity Dividend Stock, “Parity Stock”). The Series A Preferred Stock shall be subject to the creation of Junior Stock. The Series A Preferred Stock shall be subject to the creation of Parity Stock and Senior Stock only if the provisions of Section 7(c)(ii) or (iii) have been complied with. The respective definitions of Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock shall also include any warrants, rights, calls, options or any other convertible securities, exercisable for or convertible into any of the Senior Dividend Stock, Senior Liquidation Stock, Junior Dividend Stock, Junior Liquidation Stock, Parity Dividend Stock and Parity Liquidation Stock, as the case may be.

     3. Dividends.

     (a) When and as declared by the Corporation’s Board of Directors (the “Board”) and to the extent permitted under applicable law, the Corporation shall pay preferential dividends in cash to the holders of Series A Preferred Stock, as provided in this Section 3; provided that, subject to Section 3(f) below, the Corporation shall be permitted to pay any accrued and unpaid dividends on the Series A Preferred Stock by issuing to each record holder of Series A Preferred Stock a number of additional shares of Series A Preferred Stock that have an aggregate Liquidation Value (as defined in Section 10) equal to the amount of such accrued and unpaid dividends (such shares of Series A Preferred Stock issued as dividends, “Dividend Shares”). Dividends on each share of Series A Preferred Stock (each share of Series A Preferred Stock, a “Share”) shall accrue on daily basis at the rate of 8.0% per annum compounded annually of the Liquidation Value plus accumulated and unpaid dividends thereon. Such dividends on the Shares shall accrue in each case from and including the date of issuance of such Share to and including the first to occur of the date on which (i) the liquidation payment of such Share is paid to the holder thereof in connection with a Liquidation Event, (ii) such Share is redeemed by the Corporation pursuant to the provisions hereof, (iii) such Share is converted into shares of Conversion Stock hereunder or (iv) such Share is otherwise acquired by the Corporation. The dividend payment period for any dividend payable with respect to a Dividend Reference Date (as defined in clause (b) below) shall be the period beginning on the immediately preceding Dividend Reference Date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later Dividend Reference Date. If any date on which a payment of a dividend or any other amount is due in respect of Series A Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. No fractional shares of Series A Preferred Stock shall be issued upon payment of a dividend in shares of Series A Preferred Stock, and in lieu of any fractional Shares to which the holder would otherwise be entitled, such amount shall be paid in cash. All dividends paid in additional shares of Series A Preferred Stock shall be deemed issued on the applicable Dividend Reference Date and will thereupon be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

     (b) June 30 and December 31 of each year shall each be a “Dividend Reference Date” and collectively, the “Dividend Reference Dates.” Dividends payable with respect to the dividend payment period ending on each Dividend Reference Date shall be paid on or before the 10th day following such Dividend Reference Date (each such date “Dividend Payment Date” and collectively, the “Dividend Payment Dates”). To the extent not paid on a Dividend Payment Date, beginning on the first Dividend Payment Date following the initial issuance of the Series A Preferred Stock, all dividends which have accrued on each Share outstanding during the six-month period (or shorter period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof. Notwithstanding anything to the contrary contained herein, with respect to the Dividend Reference Date occurring on June 30 of each year, the Liquidation Value on which dividends calculable on such date shall be based shall be the Liquidation Value of the Shares as of the preceding December 31 without regard to any additional Dividend Shares issued in respect of the Dividend Reference Date occurring on such preceding December 31.

     (c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

     (d) So long as any Shares are outstanding (i) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities on in connection with terminations of employment or consulting services), and (ii) no dividends or distributions shall be declared or paid on any Junior Security other than Common Stock, in each case without the prior written consent of the holders of a majority of the Shares then outstanding.

     (e) Notwithstanding anything to the contrary herein, following the 180th day after the authorization of the Common Stock after the Series A Closing Date for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc., The Nasdaq National Market or The Nasdaq SmallCap Market, the Corporation may only pay accrued and unpaid dividends on the Series A Preferred Stock by issuing to each record holder of Series A Preferred Stock a number of additional shares of Series A Preferred Stock if (i) (x) a shelf registration statement covering resales of the Conversion Stock is effective and available for use on the applicable Dividend Reference Date and is expected to remain effective and available for use for not less than ninety (90) days following the Dividend Reference Date or (y) the Conversion Stock may be sold by the holders thereof pursuant to Rule 144(k) under the Securities Act, (ii) the Conversion Stock is authorized for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc., The Nasdaq National Market or The Nasdaq SmallCap Market, (iii) no written threat of suspension of such authorization by any such exchange or market shall have been made and not withdrawn and (iv) the Corporation shall not have fallen below the minimum listing maintenance requirements of such exchange or market at any time during the forty-five (45) days prior to the applicable Dividend Reference Date.

     (f) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series A Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the Dividend Reference Date immediately preceding the Dividend Payment Date, or such other date that the Board of Directors designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date.

     (g) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Dividend Stock at the times such dividends are payable, unless otherwise provided in the terms of the Senior Dividend Stock, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Series A Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Dividend Stock shall have been or be declared, paid or set apart for payment. Dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are declared.

     (h) No dividends (other than dividends payable solely in Junior Stock) shall be paid or declared and set apart for payment on any Junior Dividend Stock, and no payment shall be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than acquisitions thereof pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Series A Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, shall have been paid or declared and set apart for payment.

     (i) Except as set forth in the second following sentence, no dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on any Parity Dividend Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Except as set forth in the following sentence, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock unless all accrued and unpaid dividends for all dividend payment periods through such Dividend Payment Date on the Series A Preferred Stock have been paid or declared and set apart for payment or are contemporaneously paid or declared and set apart for payment. Whenever all accrued and unpaid dividends have not been paid upon the Series A Preferred Stock or any other Parity Dividend Stock for all dividend payment periods through such Dividend Payment Date, all dividends paid or declared and set apart for payment on the Series A Preferred Stock or any other Parity Dividend Stock shall be paid or declared pro rata so that the amount of dividends declared and paid per share on the Series A Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment, on the Series A Preferred Stock and such Parity Dividend Stock, bear each other.

     (j) No payment shall be made on account of the purchase, redemption, retirement or other acquisition of Parity Stock (other than acquisitions thereof pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Series A Preferred Stock for all dividend payment periods ending on or before such payment for such Parity Stock shall have been paid or declared and set apart for payment.

     (k) Originally Issued Shares shall only be transferable together with the Dividend Shares issued with respect to such Originally Issued Shares.

     (l) The Corporation shall take all action necessary to ensure that enough shares of Series A Preferred Stock are available for issuance as required pursuant to this Section 3.

     (m) Certificates representing Dividend Shares shall contain a notation indicating the denomination of such Shares as Dividend Shares. Notwithstanding anything to the contrary contained herein, Dividend Shares will be subject to the limitations of clause (k) above and to the special provisions of Section 4(g) in the event of a redemption of the Series A Preferred Stock at the option of the Corporation pursuant to Section 5(b).

     4. Liquidation Preference.

     (a) In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), holders of outstanding shares of Series A Preferred Stock shall be entitled to receive a liquidation preference from the net assets of the Corporation available for distribution to stockholders in an amount in cash which for each such Share shall equal $1,000 per whole Share, subject to any stock splits, subject to any adjustment pursuant to clause (f) below and subject to the special provisions of clause (g) below (the “Liquidation Preference”), plus a similar amount for any accrued and unpaid dividends to date of such Liquidation Event (it being understood that such amount shall be calculated by including dividends accruing to the actual date of such Liquidation Event, rather than the most recent Dividend Reference Date), as set forth herein, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, and such holders shall not be entitled to any further payment, but the holders of the shares of the Series A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.

     (b) The holders of Series A Preferred Stock and any Parity Liquidation Stock shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution, if the amounts to which the holders of all the outstanding shares of Series A Preferred Stock and Parity Liquidation Stock are entitled were paid in full, bear to each other.

     (c) Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any Liquidation Event to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds payable under clauses (a) and (b) above with respect to each Share.

     (d) Any (i) consolidation, merger, combination, reorganization or other transaction in which the holders of the Corporation’s Common Stock immediately prior to such transaction hold shares of voting common or ordinary capital stock representing less than 50% of the shares of the voting common or ordinary capital stock of the surviving entity immediately following consummation of such transaction or (ii) sale or other disposition of all or substantially all of the assets of the Corporation will be considered a Liquidation Event for purposes of this Section 4.

     (e) After payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

     (f) If (i) the Corporation has not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated EBITDA at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative Liquidation Preference of all Originally Issued Shares (but not Dividend Shares) shall be adjusted by adding thereto the amount calculated below (such amount, the “Additional Liquidation Preference”).

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

     If actual EBITDA for the fiscal year ended June 30, 2008 (the “Actual EBITDA”) is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 - E) • 18 • (0.15 • L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial Liquidation Preference of all Shares initially issued by the Corporation (but not including the Liquidation Preference of Dividend Shares issued in payment of dividends on the Series A Preferred Stock); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

     For example: If Actual EBITDA (E) equals $17,000,000 and $20,000,000 in Liquidation Preference of Series A Preferred Stock is initially issued by the Corporation and is outstanding, then the Additional Liquidation Preference of all outstanding Originally Issued Shares (x) will equal $2,700,000 or ($18,000,000 - $17,000,000) • 18 • 0.15, and the resulting Liquidation Preference will equal $22,700,000 ($20,000,000 plus $2,700,000). Such Additional Liquidation Preference shall be allocated ratably across all outstanding Originally Issued Shares.

     Notwithstanding actual EBITDA, and assuming that $20,000,000 in Liquidation Preference of Series A Preferred Stock is initially issued by the Corporation, the maximum Additional Liquidation Preference amount will be $16,667,000 (the “Cap”). Such percentage shall be reduced ratably based upon the aggregate Liquidation Preference of the Series A Preferred Stock that is actually initially issued by the Corporation

     A “Qualifying Liquidity Event” shall be a firm commitment underwritten public offering of Common Stock by the Corporation with gross sale proceeds of at least $25 million and in which the implied equity value of the Corporation is at least equal to the sum of (a) $83,000,000 plus the aggregate initial Liquidation Value of the Originally Issued Shares (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for such offering.

     (g) Notwithstanding anything to the contrary contained herein, the Liquidation Preference of the Dividend Shares shall be equal to the par value of such Dividend Shares in the event of a redemption of the Series A Preferred Stock at the option of the Corporation pursuant to Section 5(b).

     5. Redemption.

     (a) Mandatory Redemption. All outstanding Shares of the Series A Preferred Stock shall be mandatorily redeemed by the Corporation on June 30, 2011 at a redemption price of $1,000 per Share plus $1,000 per whole Share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared (the “Mandatory Redemption Price”), which amount will be payable by the Corporation in cash.

     (b) Optional Redemption. At any time after June 30, 2006 and until June 30, 2010, the Corporation may redeem the Series A Preferred Stock in whole or in part on at least 15 days prior written notice on the terms set forth in this clause (b). If the Corporation so elects to redeem Shares it may redeem Originally Issued Shares at a price per Share (the “Optional Original Share Redemption Price”) equal to the following premiums of the Liquidation Preference of the Shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

     Concurrent with the redemption of any Originally Issued Shares, the Corporation shall concurrently redeem the Dividend Shares issued in respect of such Originally Issued Shares at a price per Share (the “Optional Dividend Share Redemption Price,” and together with the Mandatory Redemption Price and the Optional Original Share Redemption Price, the “Redemption Price”) equal to the par value of such Dividend Shares.

     (c) The Corporation shall be obligated on the Redemption Date (as defined in clause (d) below) to pay to each holder of Series A Preferred Stock with respect to each Share held by such holder an amount in cash in immediately available funds equal to the applicable Redemption Price of such Share plus all accrued and unpaid dividends thereon.

     (d) The Corporation will mail written notice of each redemption of Series A Preferred Stock pursuant to clause (a) or (b) of this Section 5 to each record holder no less than thirty (30) days and not more than sixty (60) days prior to the date on which such redemption is to be made (the “Redemption Date”). The date on which such notice is mailed is the “Redemption Notice Date.” Each such notice of redemption shall specify the date fixed for redemption, the place or places of payment, that payment will be made upon presentation and surrender of such Shares and the current Conversion Price. Each Share shall be convertible into Conversion Stock at the option of the holder thereof in accordance with the provisions of Section 6 at any time prior to the Redemption Date.

     (e) No Share shall be entitled to any rights, preferences or privileges hereunder after the date on which the applicable Redemption Price of such Share is paid in full to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

     (f) Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

     (g) Notwithstanding anything herein to the contrary, following the authorization of the Common Stock after the Series A Closing Date for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or The Nasdaq SmallCap Market, no redemptions may be made under this Section 5(b) unless (i) (x) a shelf registration statement covering resales of the Conversion Stock is effective and available for use and is at all times during the period beginning on the Redemption Notice Date and ending on the Redemption Date and is expected to remain effective and available for use for not less than ninety (90) days following the Redemption Date or (y) the Conversion Stock may be sold by the holders thereof pursuant to Rule 144(k) under the Securities Act, (ii) the Conversion Stock is authorized for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or The Nasdaq SmallCap Market, (iii) no written threat of suspension of such authorization by any such exchange or market shall have been made and not withdrawn and (iv) the Corporation shall not have fallen below the minimum listing maintenance requirements of such exchange or market at any time during the ninety (90) days prior to the Redemption Date.

     6. Conversion.

     (a) (i) Each holder of Shares shall have the right, at any time at any time (except that, with respect to any Shares of Preferred Stock which shall be called for redemption, such right shall terminate, except as provided in the second sentence of Section 6(a)(v) hereof, at the close of business on the date fixed for redemption of such shares of Preferred Stock unless the Corporation shall default in payment due upon redemption thereof), at such holder’s option, to convert its outstanding Shares, in whole or in part, into fully paid and non-assessable shares of Conversion Stock. The number of shares of Conversion Stock deliverable upon conversion of one Share shall be equal to the Liquidation Value of such Share on the date of conversion, divided by the Conversion Price on the date of conversion. In order to exercise the conversion privilege set forth in this Section 6(a), the holder of the Shares to be converted shall surrender the certificate representing such Shares at the principal office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of Shares to be converted. Each conversion pursuant to this Section 6(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Shares shall have been surrendered and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Conversion Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Conversion Stock represented thereby at such time on such date. Effective upon such conversion, the Shares so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such Shares surrendered for conversion shall immediately terminate except the right to receive the Conversion Stock and other amounts payable pursuant to this Section 6.

     (ii) Notwithstanding any other provision hereof, if a conversion of Shares is to be made in connection with any transaction, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction in which case such conversion shall not be deemed to be effective until immediately prior to the time such transaction has been consummated.

     (iii) As soon as practicable after a conversion has been effected, the Corporation shall deliver to the converting holder (A) the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, (B) payment in an amount equal to the amount, if any, payable under Section 6(a)(vii) below with respect to such conversion; (C) payment in cash of an amount equal to all accrued dividends with respect to each Share converted which have not been paid thereto and (D) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The Corporation shall effect delivery of Conversion Stock, as long as the Corporation’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the holder or its nominee at DTC (as specified in the applicable notice of election to convert) with the number of Conversion Shares required to be delivered, no later than the close of business on the delivery date. In the event that the Transfer Agent is not a participant in FAST or if the holder so specifies in its notice of election to convert or otherwise in writing, the Corporation shall effect delivery of Conversion Shares by delivering to the holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on the delivery date.

     (iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

     (v) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock unless such transfer is prohibited by applicable law or governmental regulation. Notwithstanding the foregoing, if on any date Share certificates are surrendered for conversion under this Section 6(a) the stock transfer books of the Corporation shall be closed, then the person in whose name the certificates are to be issued shall be constituted as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect on the date upon which such Series A Preferred Stock certificate shall have been surrendered. The Corporation shall use its commercially reasonable efforts to assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including making any filings required to be made by the Corporation).

     (vi) The Corporation shall at all times following the issuance of the Series A Preferred Stock reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.

     (vii) In connection with the conversion of any Shares, no fractional shares of Conversion Stock shall be issued, but in lieu thereof the Corporation shall pay to the holder thereof the value of such share of Conversion Stock in cash as determined by reference to the Average Market Price on the date of conversion.

     (b) Conversion Price.

     (i) The initial “Conversion Price” is $3.85. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6(b).

     (ii) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (iii) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock into Common Stock immediately prior to such Organic Change. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     (iv) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Common Stock issuable upon conversion of each Share.

     (v) Optional Reductions of Conversion Price. To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive and described in a resolution of the Board. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to each record holder of Series A Preferred Stock a written notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

     (c) Notices.

     (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or sets a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation Event.

     (iii) The Corporation shall also give written notice to the holders of Series A Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

     7. Voting Rights.

     (a) Except as otherwise provided in Section 7(b) or as required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters subject to a stockholders vote (other than the election of directors) and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s Shares could be converted, pursuant to the provisions of Section 6 hereof, on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Shares and the holders of Common Stock shall vote together as a single class on all matters.

     (b) For so long as at least 7,500 Shares remain outstanding (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A Preferred Stock after the Series A Closing Date), the holders of the Series A Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each Share entitled to one vote, shall be entitled to elect two directors to serve on the Board until such directors’ successors are duly elected by the holders of the Series A Preferred Stock or such directors are removed from office by the holders of the Series A Preferred Stock. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the Series A Preferred Stock are entitled to elect shall be increased such that the holders of the Series A Preferred Stock shall be entitled to elect one additional director for every four directors that are added to the Board. For example, if the number of directors on the Board is increased to 11, the holders of the Series A Preferred shall be entitled to elect a total of three directors. If the holders of the Series A Preferred Stock for any reason fail to elect anyone to fill any such directorships, such positions shall remain vacant until such time as the holders of the Series A Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. Notwithstanding anything herein to the contrary, during the period beginning on the Series A Closing Date and ending on the earlier of (i) the 180th day after the Series A Closing Date and (ii) the date the number of directors serving on the Board is equal to six or more, the holders of the Series A Preferred Stock shall only be entitled to elect one director to serve on the Board.

     (c) In addition, so long as (1) any shares of Series A Preferred Stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the Series A Preferred Stock remain outstanding with respect to the following clauses (ii) and (iii) (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A Preferred Stock after the Series A Closing Date), the affirmative vote of the holders of a majority of the outstanding Shares shall be necessary to:

     (i) alter or change the preferences, rights or powers of the Series A Preferred Stock, whether by amendment of the Certificate of Designations of the Series A Preferred Stock or as a result of a recapitalization, reorganization, reclassification, consolidation, merger or otherwise;

     (ii) create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series A Preferred Stock;

     (iii) create, authorize or issue any capital stock that ranks pari passu (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series A Preferred Stock, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to create, authorize or issue up to $20,000,000 of capital stock that ranks pari passu (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series A Preferred Stock;

     (iv) increase the authorized number of Shares;

     (v) effect a Change of Control, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to effect a Change of Control if as a result of such Change in Control each Share will be entitled to receive not less than 100% of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon in accordance with Section 4 above;

     (vi) effect a voluntary liquidation, dissolution, winding up or other similar event of the Corporation, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to effect a voluntary liquidation, dissolution, winding up or other similar event of the Corporation if each Share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, will be entitled to receive not less than 100% of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon in accordance with Section 4 above; or

     (vii) become subject to (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Corporation’s right to comply with these terms of the Series A Preferred Stock.

     8. Notices. All notices required to be sent by the Corporation hereunder shall be sent by certified mail, return receipt requested. At the same time that the Corporation delivers any written notice to the record holders of the Series A Preferred Stock, the Corporation shall send a copy of such notice by email to those holders that have provided an email address to the Corporation.

     9. Compliance. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

     10. Definitions. The following terms, as used herein, shall have the following meanings:

     “Average Market Price” of any security for any time period means the volume-weighted average of the sale prices for such security during such time period on all securities exchanges on which such security may at the time be listed, or, if such security is not so listed during such time period, the volume-weighted average of the sale prices for such security during such time period quoted in the Nasdaq system, or, if such security is not quoted in the Nasdaq system during such time period, the volume-weighted average of the sale prices for such security during such time period on the domestic over-the-counter market as reported by the Pink Sheets LLC, or any similar successor organization. If such security is not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market during the relevant time period, the “Average Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities selected by the Board and reasonably acceptable to the holders of a majority of the Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

     “Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

     “Change of Control” means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than Donald K. McGhan and his affiliates or associates becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Corporation.

     “Conversion Stock” means shares of the Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     “EBITDA” means earnings before interest, taxes, depreciation, and amortization, determined in accordance with GAAP.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Securities and Exchange Commission and the Staff of the Securities and Exchange Commission and each of their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

     “Liquidation Value” on any date means, with respect to one whole Share, $1,000 (as such dollar amount is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A Preferred Stock after the Series A Closing Date) and, with respect to Originally Issued Shares only, following any addition of Additional Liquidation Preference pursuant to Section 4(f), the sum of the Liquidation Preference and the Additional Liquidation Preference of such Share (as such dollar amount is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A Preferred Stock after the Series A Closing Date).

     “Originally Issued Shares” means Shares that are not Dividend Shares.

     “Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Closing Date” means the date of the initial issuance by the Corporation of any Shares of Series A Preferred Stock.

     “Voting Securities” means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided that when the term “Voting Securities” is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.”

     IN WITNESS WHEREOF, MediCor Ltd. has caused this Corrected Certificate of Designation to be duly executed on August 6, 2004.

MEDICOR LTD.

By:	/s/ Donald K. McGhan

Name: Donald K. McGhan
Title: Chairman

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